 Vertex Energy 8-K

Exhibit 10.3

SUBSCRIPTION AGREEMENT

FOR SERIES C CONVERTIBLE PREFERRED STOCK OF

VERTEX ENERGY, INC.

A.     Subscription. This Agreement is entered into as of January 29, 2016 by and between Fox Encore 05 LLC, a Washington limited liability company (the “Subscriber”), and Vertex Energy, Inc., a Nevada corporation (the “Company”), in connection with the Subscriber’s subscription to purchase (a) 44,000 shares of the Series C Convertible Preferred Stock, $0.001 par value per share (the “Shares”) of the Company, at an aggregate purchase price of $4,000,000 (the “Purchase Price”). This Subscription Agreement is referred to herein as the “Agreement” or the “Subscription”. The offering of the Securities shall be defined herein as the “Offering”. The Offering is made in reliance upon an exemption from registration under the federal securities laws provided by Section 4(a)(2) of, and Rule 506(b) of Regulation D under, the Securities Act of 1933, as amended (the “Securities Act”).

When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural, and vice versa, and masculine words shall include the feminine and neuter genders, and vice versa. Any reference to a person shall include an individual, trust, estate, or any incorporated or unincorporated organization, including general or limited partnerships, limited liability companies, corporations, joint ventures and cooperatives, and all heirs, executors, administrators, legal representatives, successors and assigns of such person where permitted or required by the context. Captions are inserted for convenience only, are not a part of this Agreement, and shall not be used in the interpretation of this Agreement.

This Agreement shall be binding on the Subscriber and the Company, subject to the terms hereof, upon execution by the Subscriber and the Company.

B.    Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to the Company as follows:

(i)      Subscriber is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act, and will acquire the Shares and the shares of the common stock of the Company issuable upon conversion thereof (collectively, the “Vertex Securities”) for its own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws. Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the Vertex Securities in violation of the Securities Act. Subscriber has such knowledge and experience in financial and business matters that such Subscriber is capable of evaluating the merits and risks of the Vertex Securities. Subscriber can bear the economic risk of the Vertex Securities, has knowledge and experience in financial business matters and is capable of bearing and managing the risk of investment in the Vertex Securities. Subscriber recognizes that the Vertex Securities have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Vertex Securities is registered under the Securities Act or unless an exemption from registration is available. Subscriber has carefully considered and has, to the extent Subscriber believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Vertex Securities for its particular tax and financial situation and its advisers, if such advisers were deemed necessary, and has determined that its investment in the Vertex Securities is a suitable investment for it. Subscriber has not been offered the Vertex Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Subscriber’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Subscriber has had an opportunity to ask questions of and receive satisfactory answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the Vertex Securities and the Company, and all such questions have been answered to the full satisfaction of Subscriber. The Company has not supplied Subscriber with any information regarding the Vertex Securities or an investment in the Vertex Securities other than as contained in this Agreement, and Subscriber is relying on its own investigation and evaluation of the Company and the Vertex Securities and not on any other information.

(ii)   Subscriber understands and acknowledges that each certificate or instrument representing Vertex Securities will be endorsed with the following legend (or a substantially similar legend), unless or until registered under the Securities Act:

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

C. Representations and Warranties of the Company. The Company hereby represents and warrants to Subscriber as follows:

(i)	All corporate action required to be taken by the Company in order to authorize the Company to issue (i) the Shares and (ii) the shares of the common stock of the Company issuable upon conversion thereof, has been taken.

(ii)	The Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth under the Certificate of Designation of Vertex Energy Establishing the Designation, Preferences, Limitations and Relative Rights of its Series C Convertible Preferred Stock and applicable state and federal securities laws. Assuming the accuracy of the representations of Subscriber in paragraph B of this Agreement and subject to applicable state and federal securities laws filings, the Shares will be issued in compliance with all applicable federal and state securities laws and will not require registration under the Securities Act. The common stock of the Company issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws. The common stock of the Company issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws and will not require registration under the Securities Act.

                          (iii)            The Company has made commercially reasonable efforts to obtain the approval of The Nasdaq Stock Market for the issuance of the Shares.

D.     Indemnification. Each of Subscriber and the Company acknowledges that it understands the meaning and legal consequences of its representations and warranties made, respectively, in paragraphs B and C hereof, and each of Subscriber and the Company (in such capacity, an “Indemnifying Party”) hereby agrees to indemnify and hold harmless other party seeking indemnification and its affiliates, partners, officers, directors, agents, attorneys, and employees (collectively, the “Indemnified Parties”) from and against any and all loss, damage or liability due to or arising out of a breach of any such representations or warranties and the breach of any representations and warranties whatsoever made herein. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by an Indemnifying Party shall in any manner be deemed to constitute a waiver of any rights granted to such Indemnifying Party under federal or state securities laws. The representations and warranties set forth herein shall survive the date upon which the Subscriber becomes a shareholder of the Company. No representation, warranty or covenant in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are to be made, not misleading.

E.     Closing. The sale of the Shares (the “Closing”) will take place concurrently with the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement by and between Vertex Refining NV, LLC, an indirect wholly-owned subsidiary of the Company, and the Subscriber, dated January 29, 2016 (as amended, modified and supplemented to date, the “Purchase Agreement”). Subscriber acknowledges and agrees that this subscription is irrevocable and binding on the part of the Subscriber.

F.     Legal Opinion. At the Closing, the Company will deliver to Subscriber the executed legal opinion letter of The Loev Law Firm, PC, dated as of the date of the Closing, which opinion letter shall be in such form as shall be reasonably satisfactory to Subscriber and will include, without limitation, an opinion that the issuance by the Company of the Shares will not require registration under the Securities Act.

G.     Entire Agreement. This Subscription is the entire and fully integrated agreement of the parties regarding the subject matter hereof, and there are no oral representations, warranties, agreements, or promises pertaining to this Subscription, or the Shares.

H.     Purchase Payment. The purchase price for the Shares shall be paid to the Company in cash, check or via wire transfer simultaneously with the Subscriber’s entry into this Agreement.

I.     Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of any agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made.

J.     Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and (a) faxed to another party or (b) scanned and emailed to another party, shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

K.     Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

L.     Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

M.     Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Texas. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in any Texas court.

N.     Review of Document; Arm’s Length Transaction. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Subscription, said party has fully informed itself of the terms, contents, conditions and effects of this Subscription; (b) said party has relied solely and completely upon its own judgment in executing this Subscription; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Subscription; (d) said party has acted voluntarily and of its own free will in executing this Subscription; and (e) this Subscription is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

O.     Purchase Price. The Subscriber shall pay the Purchase Price to the Company at Closing.

SUBSCRIBER: FOX ENCORE 05 LLC,

a Washington limited liability company

By:	ACF Property Management, I nc.,
a California corporation
Its: Managing Member

	By:	/s/ Alan C. Fox
Alan C. Fox
	Its:	President

“COMPANY”

Vertex Energy, Inc.

/s/ Chris Carlson

Chris Carlson

Chief Financial Officer

Date: 1/28/16